Exhibit 10-V-4

Form of Alan Mulally Agreement Amendment dated February 13, 2013

Inter Office	Group Vice President Human Resources & Corporate Services

February 13, 2013
To:        Alan R. Mulally

Subject: Retirement/Termination Agreement

Dear Alan,

This letter is to confirm our mutual understanding of the retirement/termination provisions in your employment offer letter, as well as to detail a new agreement.

Original Agreement
Your hiring agreement provided "for benefits and pension plan purposes, you will be credited four (4) additional years of service for every year of actual service." As a result, upon completion of one year of employment, your benefits under the applicable retirement plans were vested.

Based on your agreement and date of hire, you are eligible to participate in following Company retirement plans:

▪	Ford Retirement Plan (FRP), a tax-qualified defined contribution plan to which the Company contributes a percentage of your annual base salary (based on your age)

▪	Benefit Equalization Plan (BEP), an unfunded, non-qualified plan to which the Company makes contributions that would have been made for the FRP but for limits under the Internal Revenue Code (IRC)

New Agreement
In consideration of your services rendered to the Company, the Company will provide you with a lump-sum cash payment upon termination of employment*, provided such termination is not for cause. The lump-sum amount shall be determined on the following basis:

▪
Provide an additional pre-tax value equal to four times the amount of the Company's contributions to your FRP and FRP-BEP accounts for each year of service from hire through termination, pro-rated to the last day of the month of your termination

▪	To be paid on, or as soon as reasonably practicable after, the first day of the seventh month after termination of employment* in compliance with IRC §409A

Due to the benefits provided under this agreement, you will not be eligible to participate in the proposed Defined Contribution Supplemental Executive Retirement Plan, effective 1/1/2013.

Please indicate your acceptance of this new agreement by signing below and returning the original to my office. Thank you.

/s/ Felicia Fields
Felicia J. Fields
Acknowledgement:

/s/ Alan Mulally        2/15/2013
Alan R. Mulally Date

*For purposes of this agreement, termination of employment shall be determined to have occurred on the date on which you incur a "separation from service" within the meaning of IRC §409A.